                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                  SCHEDULE 13G     OMB Number          3235-0145
                                                   Expires:     October 31, 1997
                                                   Estimated average burden
                                                   hour per response...... 14.90
                                                   -----------------------------


                   Under the Securities Exchange Act of 1934

                              (Amendment No.  2  )*
                                            -----

           Proteon, Inc,
--------------------------------------------------------------------------------
                                (Name of Issuer)


           Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   743700106
                              --------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                      ------------------------------
CUSIP NO.    743700106               13G           Page  2  of  5  Pages
          ---------------                               ---    ---
----------------------------                      ------------------------------


================================================================================
   1      NAME(S) OF REPORTING PERSON(S)
          S.S, OR I,R,S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

          Howard C. Salwen

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP

          U.S.A.
================================================================================
     NUMBER OF                     5     SOLE VOTING POWER

      SHARES                             1,019,564*
                                ------------------------------------------------
   BENEFICIALLY                    6     SHARED VOTING POWER

     OWNED BY                            -O-
                                ------------------------------------------------
       EACH                        7     SOLE DISPOSITIVE POWER

    REPORTING                            894,400
                                ------------------------------------------------
      PERSON                       8     SHARED DISPOSITIVE POWER

       WITH                              -0-
================================================================================
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,019,564 *
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IN

================================================================================

----------------------------                      ------------------------------
CUSIP NO.    743700106               13G           Page  3  of  5  Pages
          ---------------                               ---    ---
----------------------------                      ------------------------------

Item l(a)          Name of Issuer
                   --------------

                   Proteon, Inc.

Item l(b)          Address of Issuer's Principal Executive Offices
                   -----------------------------------------------

                   9 Technology Drive
                   Westborough, MA 01581

Item 2(a)          Name of Person Filing
                   ---------------------

                   Howard C. Salwen

Item 2(b)          Address of Principal Business Office or, if none, Residence
                   -----------------------------------------------------------

                   9 Technology Drive
                   Westborough, MA 01581

Item 2(c)          Citizenship
                   -----------

                   U.S.A.

Item 2(d)          Title of Class of Securities
                   ----------------------------

                   Common Stock, $.01 Par Value Per Share

Item 2(e)          CUSIP Number
                   ------------

                   743700106

Item 3. If this statement is filed pursuant to Rules 13d-l(b), or 13d-2(b),
        -------------------------------------------------------------------
        check whether the person filing is a
        ------------------------------------

(a)   [ ]   Broker or Dealer registered under Section 15 of the Act
(b)   [ ]   Bank as defined in Section 3(a)(6) of the Act
(c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the Act
(d)   [ ]   Investment Company registered under Section 8 of the Investment
            Company Act
(e)   [ ]   Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940
(f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec.240.13d-l(b)(1)(ii)(F)

----------------------------                      ------------------------------
CUSIP NO.    743700106               13G           Page  4  of  5  Pages
          ---------------                               ---    ---
----------------------------                      ------------------------------


(g)   [ ]  Parent Holding Company, in accordance with sec.240.13d-l(b)(1)(ii)(G)
(h)   [ ]  Group, in accordance with sec.240.13d-l(b)(1)(ii)(H)


     Item 4. Ownership
             ---------

(a)   Amount Beneficially Owned:
      1,019,564*

(b)   Percent of Class:
      6.6%

(c)   Number of shares as to which such person has:

      (i)    sole power to vote or to direct the vote:
             1,019,564*
      (ii)   shared power to vote or to direct the vote:
             -0-
      (iii)  sole power to dispose or to direct the disposition of:
             894,400
      (iv)   shared power to dispose or to direct the disposition of:
             -0-

     Item 5. Ownership of Five Percent or Less of a Class
             --------------------------------------------
                    n/a

     Item 6. Ownership of More than Five Percent on Behalf of Another Person
             ---------------------------------------------------------------
                    n/a

     Item 7. Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company
             ------------------------------------------------------------
                    n/a

     Item 8. Identification and Classification of Members of the Group
             ---------------------------------------------------------
                    n/a

     Item 9. Notice of Dissolution of Group
             ------------------------------
                    n/a

----------------------------                      ------------------------------
CUSIP NO.    743700106               13G           Page  5  of  5  Pages
          ---------------                               ---    ---
----------------------------                      ------------------------------


     Item 10. Certification
              -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signature
     ---------

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



DATE:  4/25/97                      BY: /s/  Howard C. Salwen
      ---------------------------       ----------------------------------------
                                        Howard C. Salwen



* Reporting person disclaims beneficial ownership of 125,164 shares held in irrevocable trust.